Exhibit 99.1

NEWS RELEASE

HECLA AMENDS LOAN AGREEMENT

FOR IMMEDIATE RELEASE

December 31, 2008

COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today announced it has reached agreement with its bank syndicate to move the scheduled December 31, 2008, principal repayment in the amount of $18.3 million on its existing term credit facilities to February 13, 2009. The amended loan agreement changes the current interest rate on the term loan of between 2.25% and 3% over LIBOR to an interest rate of 6% over LIBOR. Hecla also granted additional security interests in the assets of the company to secure the facility. As part of the agreement, Hecla will submit a corporate financial and operating plan to the bank syndicate to provide the basis for a long-term financial agreement with the bank group to be reached by February 13, 2009. Details on the amended loan agreement can be seen in the Form 8K to be filed with the Securities and Exchange Commission.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “We are pleased that our bank group continues to work with us as we deal with a difficult time in the equity, credit and metals markets. While the rate has increased with the current LIBOR, the interest rate is about 7.5%. Finally, moving the date of the next principal payment gives us time to concentrate on cutting our costs, to modify the loan agreement, and to look at other forms of additional financing.” The credit agreement was put into place earlier this year as a result of financing the purchase of the Greens Creek joint venture, which is the world’s fifth largest silver-producing mine and one of the world’s lowest cost silver mines. Of the total $750 million purchase price of Greens Creek, Hecla has just $162 million in debt outstanding between its bridge and term loan credit facilities.

In addition, Hecla’s Board of Directors announced the appointment of Stanley E. Speer as Chief Restructuring Officer (CRO) for the company, to provide additional strategic financial advice and liaise with the bank group. Speer is a Managing Director with the financial advisory firm of Alvarez & Marsal.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols “HL,” “HL-PrB” and “HL-PrC.”

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact: Jeanne DuPont, Corporate Communications Coordinator, 208-769-4128

Hecla Mining Company news releases can be accessed on the

Internet at: www.hecla-mining.com.

6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612